Exhibit 10.1

Execution Version

SHARE SALE AND PURCHASE AGREEMENT

by and among

SHELL PIPELINE COMPANY LP,

SHELL MIDSTREAM PARTNERS, L.P.,

and

SHELL MIDSTREAM OPERATING LLC

RE: PURCHASE OF 575 SHARES OF COMMON STOCK OF EXPLORER PIPELINE COMPANY

Effective Date: July 25, 2016

SHARE SALE AND PURCHASE AGREEMENT

TABLE OF CONTENTS

AGREEMENT		1

1.	DEFINITIONS AND INTERPRETATION	1

2.	SALE AND PURCHASE OF SHARES	8

3.	PURCHASE PRICE AND PAYMENT	9

4.	INTERIM PERIOD; CLOSING	9

5.	SELLER’S REPRESENTATIONS AND WARRANTIES	10

6.	BUYER’S REPRESENTATIONS AND WARRANTIES	11

7.	COVENANTS	13

8.	CONDITIONS PRECEDENT TO CLOSING	15

9.	DOCUMENTS TO BE DELIVERED	17

10.	TAX MATTERS	18

11.	LIMITATIONS; DISCLOSURES, DISCLAIMERS, WAIVERS, AGREEMENTS AND ACKNOWLEDGMENTS	18

12.	ADDITIONAL OBLIGATIONS	19

13.	TERMINATION	20

14.	CLAIMS AND INDEMNITIES	21

15.	CONFIDENTIALITY AND ANNOUNCEMENTS	25

16.	GOVERNING LAW AND RESOLUTION OF DISPUTES	28

17.	MISCELLANEOUS PROVISIONS	31

SHELL MIDSTREAM OPERATING LLC		34

EXHIBIT A - FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT		35

EXHIBIT B - AFFIDAVIT OF NON-FOREIGN STATUS		XXXVII

SHARE SALE AND PURCHASE AGREEMENT

This SHARE SALE AND PURCHASE AGREEMENT dated effective as of July 25, 2016 (the “Effective Date”) is made by and among SHELL PIPELINE COMPANY LP, a Delaware limited partnership (“Seller”), SHELL MIDSTREAM PARTNERS, L.P., a Delaware limited partnership (“SHLX”), and SHELL MIDSTREAM OPERATING LLC, a Delaware limited liability company that is wholly owned by SHLX (“Buyer”).

RECITALS

A.	Seller is the owner and shareholder of record of 7,885 shares (“Current Shares”), representing 35.97% of the issued and outstanding common stock of Explorer Pipeline Company, a Delaware corporation (“Explorer”), and the Current Shares represent 100% of Seller’s current ownership interest in Explorer as of the Effective Date.

B.	Seller entered into a Share Sale and Purchase Agreement with EXPL Pipeline Investment LLC, a Delaware limited liability company (“EXPL”) on July 20, 2016 (the “EXPL Purchase Agreement”), pursuant to which Seller agreed to purchase 575 shares, representing 2.62% of the issued and outstanding common stock of Explorer (the “Shares”), from EXPL on the terms and conditions contained therein.

C.	Seller duly exercised its option to purchase the Shares in Explorer in accordance with the terms of the Shareholders Agreement.

D.	Seller desires to sell to SHLX or Buyer as its designee, and SHLX desires to purchase, accept, and acquire or to cause Buyer as its designee to purchase, accept and acquire from Seller the Shares (but not including the Current Shares) in accordance with the terms of this Agreement.

E.	The Board of Directors of Shell Midstream Partners GP LLC, the general partner of SHLX, has approved the Transactions, and such approval constituted “Special Approval” for purposes of the First Amended and Restated Agreement of Limited Partnership of SHLX dated as of November 3, 2014.

F.	In consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENT

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. For purposes of this Agreement, the following capitalized words or expressions have the following meanings:

“Action” means any complaint, litigation, claim, audit, assessment, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority of any nature, civil, criminal, regulatory or otherwise, in Applicable Law or in equity.

“Affiliate” means any Person which controls, is controlled by, or is under common control with, another Person. A Person is deemed to “control” another Person if it: (i) possesses, directly or indirectly, the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; or (ii) owns directly or indirectly at least fifty percent of any of the following:

(A)	The shares entitled to vote at a general election of directors of such other Person.

(B)	The voting interest in such other Person if such other Person does not have either shares or directors.

“Agreement” means this Share Sale and Purchase Agreement, including all Exhibits.

“Applicable Law” means laws, regulations, statutes, codes, rules, orders, permits, policies, licenses, certifications, decrees, standards or interpretations imposed by any Governmental Authority, that apply to this Agreement, the Transactions, Explorer or the Shares.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement between Seller and Buyer substantially in the form attached as Exhibit A.

“Assumed Obligations” has the meaning given in Section 2.2.

“Business Day” means a day other than Saturday or Sunday or any other day on which banks located in Houston, Texas or New York, New York are required or authorized to be closed.

“Buyer” has the meaning given in the introductory paragraph to this Agreement.

“Buyer Closing Documents” has the meaning given in Section 9.2.

“Buyer Parties” means Buyer, SHLX, Buyer’s Affiliates, SHLX’s Affiliates, and their respective general partners, limited partners and subsidiaries (but excluding Seller and any Seller Parties) and the equity holders, partners, members, directors, officers, managers, employees, contractors, agents and representatives of Buyer, SHLX, and their respective general partners and limited partners and subsidiaries.

“Buyer’s Representations and Warranties” means the representations and warranties made by Buyer and SHLX in Section 6.1.

“Charter Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, bylaws, articles of organization, limited liability company agreement, partnership agreement, or other similar organizational documents of such entity.

“Closing” has the meaning given in Section 4.2.

“Closing Date” means the date on which the Closing occurs.

“Closing Documents” means collectively the Buyer Closing Documents and the Seller Closing Documents.

“Code” means the Internal Revenue Code of 1986.

“Conditions” means the conditions precedent to Closing contained in Sections 8.1 through 8.3.

“Confidential Information” has the meaning given in Section 15.1.

“Contract” means any written contract, indenture, note, bond, loan, instrument, lease, commitment or other agreement.

“CPR Rules” means the International Institute for Conflict Prevention and Resolution rules for non-administered arbitration.

“Current Shares” has the meaning given in the recitals.

“Direct Claim” has the meaning given in Section 14.9.

“Effective Date” means the date defined as “Effective Date” in the introductory paragraph of this Agreement.

“Environment” means all forms of fauna, flora, soil, surface or subsurface waters, land, ground, surface or subsurface strata, ambient air or any other environmental medium, and “Environmental” shall be construed as pertaining to the “Environment”.

“EPSC” means Explorer’s wholly owned Affiliate, Explorer Pipeline Services Company, a Delaware corporation.

“EXPL” has the meaning given in the recitals.

“EXPL Purchase Agreement” has the meaning given in the recitals.

“Explorer” has the meaning given in the recitals.

“Fundamental Representations” has the meaning given in Section 14.10(D).

“GAAP” means United States generally accepted accounting principles and practices which are in effect from time to time.

“Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, committee, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof, and any tribunal, court or arbitrator(s) of competent jurisdiction.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnitee” has the meaning given in Section 14.8(A).

“Indemnifying Party” has the meaning given in Section 14.8(A).

“Interim Period” means the period of time from and including the Effective Date until and including the Closing Date.

“Liabilities” means any and all claims, causes of action, payments, charges, judgments, awards, settlements, assessments, liabilities, losses, damages, Liens, penalties, interest, fines or costs and expenses, including any reasonable fees of attorneys, experts, consultants, accountants and other professional representatives and legal or other expenses incurred in connection therewith and including Third Party Claims, whether arising by Applicable Law, contract, tort, voluntary settlement or otherwise.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, transfer restriction under any shareholder or similar agreement, hypothecation or encumbrance.

“Material Adverse Effect” means, with respect to Explorer and EPSC, any state of facts, circumstance, change or effect that, individually or taken collectively with all other facts, circumstances, changes or effects, is materially adverse to the business, assets (as owned and operated as of the Effective Date) financial condition or results of operations of Explorer and EPSC taken as a whole or the ability of Seller to perform its obligations under the Transaction Documents and consummate the Transactions; provided, however, that none of the following (or their effects) will be deemed to constitute, and none of the following will be taken into account in determining whether there has been, a Material Adverse Effect:

(A)	Any adverse change, event, development, or effect arising from or relating to any of the following:

(1)	General business, legal or economic conditions in the industries or markets in which Explorer or EPSC operate (including changes in commodity prices).

(2)	National or international political, social or economic conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, sabotage, civil unrest or similar disorder (including the escalation or worsening of any of the foregoing), or a general economic recession.

(3)	Financial, debt, credit, securities, capital or energy markets (including any disruption thereof) in the United States or elsewhere.

(4)	Changes in GAAP or any other accounting principles applicable to Explorer or EPSC, or the interpretation thereof.

(5)	Changes in Applicable Laws, or the interpretation of those Applicable Laws.

(6)	The performance, announcement or consummation of the Transaction Documents and the Transactions.

(7)	The taking of any action (or omitting to take any action) specifically required or permitted by any of the Transaction Documents or the taking of any action (or omitting to take any action) that Buyer or SHLX has requested or consented to, or which is otherwise expressly permitted by the Transaction Documents.

(8)	Any action taken by any Buyer Party, other than pursuant to this Agreement.

(B)	Any existing event, occurrence, or circumstance with respect to which SHLX’s Chief Executive Officer of its general partner, Shell Midstream Partners GP LLC, John Hollowell, has actual knowledge, without duty of inquiry, as of the Effective Date.

(C)	Any decrease in the market price of any Party’s (or such Party’s Affiliate’s) publicly traded equity securities.

(D)	The downgrade in the rating of any debt or debt securities of any Party (or such Party’s Affiliate).

(E)	Any adverse change in or effect on the business of Explorer and EPSC that is cured by any of Explorer or EPSC, or Seller as applicable, or no longer exists by the earlier of the Closing or the termination of this Agreement under Section 13.

The Party alleging the occurrence of a Material Adverse Effect has the burden of proof with respect to whether a Material Adverse Effect has occurred.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment, award, subpoena, verdict, settlement or finding from any Governmental Authority.

“Outside Date” means the later of each of the following:

(A)	August 25, 2016; or

(B)	Such other date as the Parties may agree.

“Party” means Seller, SHLX or Buyer and “Parties” means all of them.

“Person” means and includes natural persons, corporations, limited partnerships, limited liability companies, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and all Governmental Authorities.

“Personal Information” means any information about an identifiable individual, other than that individual’s business title or business contact information (such as business phone and fax number, business address and business e-mail) when used or disclosed for the purpose of business communications.

“Purchase Price” has the meaning given in Section 3.1.

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without incurring unreasonable expense.

“Restated Certificate” means the Amended and Restated Certificate of Incorporation of Explorer Pipeline Company filed with the Secretary of State of the State of Delaware on April 1, 2004.

“Representatives” means a Person’s directors, officers, partners, members, managers, employees, agents or advisors (including attorneys, accountants, consultants, bankers and financial advisors) and any representatives of those advisors.

“Securities Act” and “Securities Laws” have the meaning given in Section 6.1(E).

“Seller” has the meaning given in the introductory paragraph to this Agreement.

“Seller Closing Documents” has the meaning given in Section 9.1.

“Seller’s Insurance Policies” means any insurance policies (including reinsurance, self-insurance programs, matching deductible policies, financial responsibility filings or the like) of the Seller, any parent, subsidiary or Affiliate company of the Seller (excluding Explorer and its wholly-owned subsidiary), through which insurance coverage is presently or has previously been provided, in any way relating to the Shares, the assets of Explorer or any member of the board of directors of Explorer. Seller’s Insurance Policies includes all insurance policies issued by a Seller’s Affiliate or captive insurance companies and shall expressly exclude all insurance policies held by Explorer and its wholly-owned subsidiary.

“Seller’s Knowledge” means the actual knowledge of any of Rebecca J. Wawak, John G. Doll or Paul Patterson, of the relevant subject matter, without any duty of inquiry.

“Seller Parties” means Seller, Seller’s Affiliates, and their respective general partners, limited partners and subsidiaries (but excluding SHLX, Buyer, and any Buyer Parties) and the equity holders, partners, members, directors, officers, managers, employees, contractors, agents and representatives of Seller and Seller’s Affiliates.

“Seller’s Representations and Warranties” means representations and warranties made by Seller in Section 5.1.

“Shareholders Agreement” means the Shareholders Agreement dated 1 January 2016 by and among Explorer and the shareholders of Explorer.

“Shares” has the meaning given in the recitals.

“SHLX” has the meaning given in the introductory paragraph to this Agreement.

“Tax” means all income taxes, transfer and any and all other taxes, including turnover, production, license, payroll, employment, excise, severance, occupation, premium, windfall profits, ad valorem, Environmental, custom duties, capital stock, franchise, profits, payroll or employment withholding, social and health insurance, social security (or similar), unemployment, disability, real property, personal property, abandoned property, forfeitures, escheat, alternative or add-on minimum or estimated taxes or other tax of any kind whatsoever imposed by any Tax Authority, including any related interest, fines or penalties.

“Tax Authority” means any revenue, customs or fiscal governmental, state, community, municipal or regional authority, body or Person authorized or empowered to impose, administer or collect any Tax.

“Third Party” means any Person other than a Party (or its Affiliates).

“Third Party Claim” has the meaning given in Section 14.8(B).

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement and the Assignment and Assumption Agreement.

“Transfer Tax” means any sales, transfer, stamp registration or similar duty imposed by any Tax Authority, including any related interest, fines or penalties. The term “Transfer Tax” excludes all taxes based on Seller’s income, gross revenue, gross income or similar taxes and capital gains for which Seller may be liable upon consummation of the Transactions.

“US$” means United States Dollars.

1.2	Interpretation. Unless the context expressly requires otherwise, all of the following apply to the interpretation of this Agreement:

(A)	All article, section and exhibit references used in this Agreement are to Articles and Sections of, and Exhibits to, this Agreement, as amended, unless otherwise specified.

(B)	The Exhibits constitute a part of this Agreement and are incorporated in this Agreement for all purposes. If a conflict exists between the body of this Agreement and the Exhibits, the body prevails to the extent of the conflict.

(C)	The plural and singular words each include the other.

(D)	The masculine, feminine and neuter genders each include the others.

(E)	The word “or” is not exclusive.

(F)	The words “includes” and “including” are not limiting.

(G)	References to the Parties include their respective successors and permitted assigns.

(H)	All recitals, the table of contents and headings in this Agreement are included for convenience and do not constitute a representation or warranty of any kind or affect the construction or interpretation of any provision of, or the rights or obligations of a Party under, this Agreement.

(I)	If a conflict exists between any provision of this Agreement and any provision of the Transaction Documents or any other document delivered at Closing, the provisions of this Agreement will prevail.

(J)	Each Party and its advisors and attorneys has reviewed this Agreement and any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(K)	All accounting terms used, and not expressly defined, in this Agreement shall have the meanings given to them under GAAP.

(L)	Any event under this Agreement which is scheduled to occur on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

(M)	Where provision is made for agreement or the giving of notice, approval or consent by any Party, unless otherwise specified, such agreement, notice, approval or consent must be in writing.

(N)	References to any deed, agreement or other instrument are to that deed, agreement or other instrument as it may from time to time be amended or extended in accordance with its provisions.

(O)	A reference to a statute or similar legislative instrument includes all regulations and rules made pursuant to the statute and, unless otherwise specified, the provisions of any statute, regulation or rule which amends, supplements or supersedes any such statute, regulation or rule.

(P)	Any capitalized word or expression cognate with any word or expression defined in this Agreement shall have the same meaning when used in this Agreement.

2.	SALE AND PURCHASE OF SHARES

2.1	Sale and Purchase of Shares. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, as designee of SHLX, free and clear of all Liens other than the restrictions (including the transfer restrictions) under the Shareholders Agreement and transfer restrictions imposed pursuant to applicable Securities Laws, and Buyer, in its capacity as designee of SHLX, shall purchase from Seller, the Shares (and not the Current Shares) pursuant to the Assignment and Assumption Agreement.

2.2

Assumed Obligations. Pursuant to the Assignment and Assumption Agreement, Seller shall also, upon the terms and subject to the conditions contained in this Agreement, transfer to Buyer and Buyer shall assume and fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged), all obligations (including the obligation to comply with all Applicable Laws relating to the ownership of the Shares) and Liabilities, known or unknown, foreseeable or unforeseeable, arising from, based upon, related to or associated with the Shares, Seller’s obligations under the Shareholders Agreement or Seller’s ownership in Explorer, regardless of whether such obligations or

Liabilities arose prior to, on or after the Effective Date, excluding any liability for income or similar taxes with respect to dividends paid by Explorer to Seller or Seller’s predecessors in interest (the “Assumed Obligations”).

3.	PURCHASE PRICE AND PAYMENT

3.1	Purchase Price. The total purchase price for the Shares shall be US$26,366,611.00 (the “Purchase Price”).

3.2	Closing Payment. At Closing, Buyer shall pay to Seller the Purchase Price.

3.3	Method of Payment. Unless otherwise agreed by the Parties, all payments under this Agreement shall be made in US$, by bank wire transfer to the bank account designated in writing by the receiving Party, in immediately available funds.

4.	INTERIM PERIOD; CLOSING

4.1	Interim Period. During the Interim Period, Seller in its sole discretion shall manage its ownership of the Shares in substantially the same manner in which it has done prior to the Effective Date. In addition, to the extent Seller is permitted to do so under Applicable Laws, the Shareholders Agreement, and applicable confidentiality obligations, and to the extent that the following are reasonably within Seller’s control, Seller shall not do any of the following without Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed:

(A)	Sell, transfer, assign or encumber any of the Shares in any manner.

(B)	Vote for any proposal for winding up or liquidation of Explorer or for any proceeding analogous to the same.

(C)	Vote to adopt any material change: (i) in the articles of incorporation or by-laws (or equivalent constitutional documents) of Explorer; or (ii) in or to the business, assets or liabilities of Explorer.

4.2	Time of Closing. The closing of the sale and purchase provided for in Section 2 (the “Closing”) shall take place on the third Business Day after the date on which the last of the Conditions are either satisfied or waived in the waiving party’s sole discretion (other than those Conditions that by their nature are to be satisfied at the Closing but subject to satisfaction or waiver, in the waiving party’s sole discretion, of such Conditions at the Closing). Once the Closing has occurred, the Closing shall be deemed to have occurred at 11:59 p.m. Central Daylight or Standard Time, as the case may be, on the Closing Date.

4.3	Place of Closing. The Closing shall take place electronically via email and/or facsimile, on the Closing Date; provided that if the Parties desire a physical closing, then the Closing shall occur on the Closing Date at the offices of Seller, 910 Louisiana, Houston, Texas 77002, or such other place as the Parties may agree.

5.	SELLER’S REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties. Seller hereby represents and warrants to Buyer and SHLX that at the Effective Date and at the Closing Date:

(A)	Organization and Good Standing. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own the Shares.

(B)	Authorization of Agreement. Seller has the requisite limited partnership power and authority to execute the Transaction Documents and to consummate the Transactions. The execution and delivery of the Transaction Documents by Seller and the consummation by Seller of the Transactions have been duly authorized by all necessary action on the part of Seller. Each Transaction Document has been duly executed and delivered by Seller and, assuming due execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Laws affecting or relating to the rights of creditors generally, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(C)	No Violation. The execution, delivery and performance by Seller of the Transaction Documents and the consummation of the Transactions do not and will not: (i) violate, or result in a breach of, any provision of the Charter Documents of Seller; (ii) conflict with, violate, result in the breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any Person any right to accelerate, terminate, cancel or modify any Contract to which Seller is a party (assuming all the required consents and waivers under the Shareholders Agreement from the Explorer shareholders have been obtained); or (iii) violate, or result in the breach of, any Order or Applicable Law of any Governmental Authority to which Seller or the Shares are bound or subject, but subject to compliance with the HSR Act.

(D)

Ownership and Transfer of the Shares. As of the Effective Date, Seller is the owner and shareholder of record of 7,885 shares, representing 35.97% of the issued and outstanding common stock of Explorer. Subject to the satisfaction of the conditions in Section 8 of the Agreement and the purchase by Seller of the Shares from EXPL on or before the Closing Date, as of the Closing Date, Seller will hold good and valid title to the Shares, free and clear of any and all Liens other than the restrictions (including the transfer restrictions) under the Shareholders Agreement and transfer restrictions imposed pursuant to applicable Securities Laws, and will not have made any assignment of such Shares, other than as contemplated by the Transaction Documents. Subject to the restrictions (including the transfer restrictions) under the Shareholders Agreement and satisfaction of the conditions in Section 8 of the Agreement and the purchase by Seller of the Shares from EXPL on or before the Closing Date, as of the Closing Date, Seller will have the requisite power and authority to sell, assign, transfer, convey and deliver the Shares as provided in the Transaction Documents and will convey to Buyer all of Seller’s right, title and interest in and to the Shares, free and clear of any and all Liens other than the restrictions (including the transfer restrictions) under the Shareholders Agreement and transfer restrictions imposed pursuant to applicable Securities Laws. As of the Closing Date, subject to satisfaction of the conditions of Section 8 of this Agreement and the purchase by Seller of the Shares from EXPL on or before the Closing Date, the Current Shares and Shares will represent all of Seller’s ownership interest in Explorer.

(E)	Litigation. There is no Action or Order pending or, to Seller’s Knowledge, threatened: (i) against or affecting Seller that seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the Transactions; or (ii) subject to satisfaction of the conditions of Section 8 of this Agreement and the purchase by Seller of the Shares from EXPL on or before the Closing Date, against Seller with respect to its ownership of the Shares.

(F)	Financial Advisors. Neither Seller nor any of its Affiliates (excluding SHLX and Buyer) are a party to, or in any way obligated under, nor to Seller’s Knowledge is there, any contract or outstanding claim for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution, or performance of this Agreement for which Buyer or SHLX will have any liability.

(G)	Consents and Approvals. Except for such consents, reviews, authorizations, clearances or approvals as may be required under the HSR Act or the Shareholders Agreement, the execution, delivery and performance by Seller of the Transaction Documents and the consummation by Seller of the Transactions do not require any consents or approvals of any Governmental Authority or Third Party.

(H)	Not Foreign Person. Seller, or the applicable transferor for tax purposes, is not a “foreign person” within the meaning of Section 1445 of the Code.

6.	BUYER’S REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties. SHLX and Buyer each hereby represents and warrants to Seller that at the Effective Date and at the Closing Date:

(A)	Organization and Good Standing. SHLX is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own the Shares. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own the Shares.

(B)

Authorization of Agreement. Buyer and SHLX each have the requisite limited liability company or limited partnership, as applicable, power and authority to execute and deliver the Transaction Documents and to consummate the Transactions. The execution and delivery of the Transaction Documents by Buyer and SHLX and the consummation by Buyer and SHLX of the Transactions have been duly authorized by all necessary limited liability company or limited partnership, as applicable, action on the part of Buyer or SHLX. Each Transaction Document has been duly executed and delivered by Buyer or SHLX and, assuming due execution and delivery by Seller, constitutes a legal, valid and binding obligation of Buyer and SHLX, enforceable against Buyer and SHLX, jointly and severally, in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and other similar Applicable Laws affecting or relating to the rights of creditors generally, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(C)	No Violation. The execution, delivery and performance by Buyer or SHLX of the Transaction Documents and the consummation of the Transactions do not and will not: (i) violate, or result in a breach of, any provision of the Charter Documents of Buyer or SHLX; (ii) conflict with, violate, result in the breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party any right to accelerate, terminate, cancel or modify any Contract (assuming all the required consents and waivers under the Shareholders Agreement from the Explorer shareholders have been obtained); or (iii) violate, or result in the breach of, any Order or Applicable Law of any Governmental Authority to which Buyer or SHLX is bound or subject, but subject to compliance with the HSR Act.

(D)	Litigation. There is no Action or Order pending or, to the Buyer’s knowledge or to SHLX’s knowledge, threatened: (i) against or affecting Buyer or SHLX that seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the Transactions; or (ii) which would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on Buyer’s or SHLX’s ability to consummate the Transactions.

(E)	Investment Intention. Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(a)(11) of the Securities Act of 1933 (the “Securities Act”)) thereof. Buyer and SHLX each understands and acknowledges that the Shares have not been registered under the Securities Act or qualified under the blue sky or securities Laws of any state (collective with the Securities Act, “Securities Laws”) and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

(F)	Independent Investigations. In entering into this Agreement, Buyer and SHLX has each relied solely on the express warranties, representations, covenants, and agreements of Seller in this Agreement, its independent investigation of, and judgment with respect to, the Shares and the assets and activities of Explorer and the advice of its own Representatives (excluding Seller and any Seller Parties).

(G)	Financial Capability. Buyer and SHLX each has on the Effective Date and will have on the Closing Date all requisite financial resources to purchase the Shares and to consummate the Transactions. The performance of any obligation by Buyer or SHLX under this Agreement is not subject to any Third Party financing commitments or arrangements.

(H)	Financial Advisors. Neither Buyer nor SHLX nor any of their respective Affiliates (excluding Seller and any Seller Parties) are a party to, or in any way obligated under, nor to Buyer’s knowledge is there, any contract or outstanding claim for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution, or performance of this Agreement for which Seller will have any liability.

(I)	Consents and Approvals. Except for such consents, reviews, authorizations, clearances or approvals as may be required under the HSR Act, the execution, delivery and performance by Buyer and SHLX of the Transaction Documents and the consummation by Buyer and SHLX of the Transactions do not require any consents or approvals of any Governmental Authority or Third Party.

(J)	Conflict of Interest. No event has occurred prior to the Effective Date which, had it occurred after the Effective Date, would constitute a violation of Section 12.1.

7.	COVENANTS

7.1	Appropriate Actions. During the Interim Period, the Parties will cooperate with each other and use Reasonable Efforts to do each of the following:

(A)	Take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary, proper or advisable on its part under this Agreement, Applicable Law or otherwise to consummate and make effective the Transactions.

(B)	Obtain promptly from any Governmental Authority all approvals or clearances required to be obtained by Explorer, Seller, SHLX, or Buyer or any of their other respective Affiliates in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the Transactions.

(C)	Promptly make all necessary filings and thereafter make any other required submissions with respect to this Agreement and prompt consummation of the Transactions required under any Applicable Law.

(D)	Resolve any objections asserted by any Governmental Authority with respect to the Transactions.

(E)	Provide prompt notification to the other Parties of any actions pursuant to Section 7.1 (A) to (D).

(F)	Notwithstanding and in limitation of Section 7.1 (A) to (D), no Party shall be required to sell or otherwise dispose of, or to hold separate and agree to sell or otherwise dispose of, or to limit or change any assets, businesses or operations of such Party or its Affiliates.

7.2	Specific Actions. Without limiting the general obligations in Section 7.1, the following also applies to Section 7.1:

(A)	Seller shall use Reasonable Efforts to: (1) file the notification and report forms required, if any, for the Transactions pursuant to the HSR Act not later than July 26, 2016; and (2) timely obtain any clearance required under the HSR Act for the purchase and sale of the Shares. Seller shall request early termination of the waiting period of the HSR Act, if applicable.

(B)	Each Party shall, and shall cause their respective Affiliates to, do each of the following:

(1)	Promptly inform the other Parties of (and, at the other Party’s reasonable request, supply to such other Party) any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in connection with this Agreement or the Transactions.

(2)	Consult and cooperate with the other Parties in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions, discussions and proceedings with Governmental Authorities relating to this Agreement or the Transactions, including, subject to Applicable Law, permitting the other Parties to review in advance any proposed written communication between it and any Governmental Authority.

(3)	Comply, as promptly as is reasonably practicable, with any requests received by a Party or any of its Affiliates under any Applicable Laws for information, documents or other materials relating to the Transactions.

(C)	If a Party or any of its Affiliates intends to participate in any meeting or discussion with any Governmental Authority with respect to the Transactions or any filings, investigations or inquiries made in connection with the Transactions, it shall give the other Parties reasonable prior notice of, and an opportunity to participate in, such meeting or discussion.

(D)	Notwithstanding and in limitation of Section 7.2 (B), no Party shall be required to sell or otherwise dispose of, or to hold separate and agree to sell or otherwise dispose of, or to limit or change any assets, businesses or operations of such Party or its Affiliates.

7.3	Filing Fees. Except as otherwise agreed by the Parties, each Party shall be solely responsible for its filing fees and legal fees and expenses, incurred by it in obtaining any approvals of Governmental Authorities required by Section 7.1.

7.4	Preservation of Records: Cooperation. Subject to the other provisions of this Agreement, Buyer shall, and shall cause its Affiliates (but excluding Seller and any Seller Parties) to do each of the following:

(A)	Preserve and keep in their possession all records delivered to them by a Seller Party relating to the Shares or relating to the business of Explorer, for a period of three years or, solely with respect to Tax records, the applicable statute of limitations.

(B)	Upon prior notice from Seller, make such records reasonably available to any Seller Party at its cost and during normal business hours, as may reasonably be required by the Seller Party in connection with any insurance claims, legal proceedings, or governmental investigations involving the Seller Party or in order to enable compliance with their obligations under any Transaction Document.

7.5	Agreement to Cooperate. If any Seller Party is responding to an audit by, or information request from, a Governmental Authority related to Seller’s ownership of the Shares, Buyer shall, upon reasonable notice from Seller, provide information and support to Seller, at Seller’s cost, in connection with the mandatory disclosure requirements related to, but not limited to, audit, litigation, or other regulatory inquiries. To the extent consistent with Applicable Law and binding third party confidentiality obligations, Seller shall provide to Buyer a copy of any information submitted in connection with any such audit or information request.

7.6	Appointment of Proxy. From the Closing Date until the Shares are registered in the name of Buyer, Seller: (i) appoints the Buyer as the sole proxy of the holder of the Shares to attend meetings of the Explorer shareholders and exercise the votes attaching to the Shares; and (ii) shall not attend any meetings of the Explorer shareholders or exercise the votes attaching to the Shares.

8.	CONDITIONS PRECEDENT TO CLOSING

8.1	Conditions Precedent to Obligations of the Parties. The respective obligations of the Parties to consummate the Transactions are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (which may be waived by all Parties, in whole or in part, subject to Applicable Law, but which may not be waived by any Party unilaterally):

(A)	The closing and consummation of the EXPL Agreement on or before the Closing Date and the purchase by Seller of the Shares from EXPL on or before the Closing Date.

(B)	No Applicable Law or Order will restrain, enjoin or prohibit the consummation of the Transactions.

(C)	All necessary filings have been made under the HSR Act, and all relevant waiting periods under the HSR Act (and any extensions thereof) shall have expired or been earlier terminated.

8.2	Conditions Precedent to Obligations of Buyer and SHLX. The obligations of Buyer and SHLX to consummate the Transactions are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer, in its sole discretion, in whole or in part, subject to Applicable Law):

(A)	All of Seller’s Representations and Warranties shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality) on and as of the Closing Date as if made on such date, (except Seller’s Representations and Warranties that speak as of a certain date, which shall have been true and correct in all material respects as of such date and in all respects, in the case of Seller’s Representations and Warranties qualified by materiality).

(B)	Seller will have performed and complied with all of the obligations and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date, in all material respects.

(C)	Buyer and/or SHLX will have been furnished with the documents referred to in Section 9.1.

(D)	Since the Effective Date, no Material Adverse Effect shall have occurred.

8.3	Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the Transactions are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller, in its sole discretion, in whole or in part, subject to Applicable Law):

(A)	All of Buyer’s Representations and Warranties shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality) on and as of the Closing Date as if made on such date, (except Buyer’s Representations and Warranties that speak as of a certain date, which shall have been true and correct in all material respects as of such date and in all respects, in the case of Buyer’s Representations and Warranties qualified by materiality).

(B)	Buyer and SHLX will have performed and complied with its obligations and covenants required by this Agreement to be performed or complied with by Buyer and/or SHLX on or prior to the Closing Date, in all material respects.

(C)	Seller will have been furnished with the documents referred to in Section 9.2.

8.4	Fulfillment of Conditions Precedent. Each Party shall do each of the following:

(A)	Use, and shall cause each of its Affiliates to use, Reasonable Efforts to satisfy the Conditions applicable to it, including the execution of all such other documents, acts and things as may be reasonably required in order to satisfy such Conditions; provided that no Party shall be required to sell or otherwise dispose of, or to hold separate and agree to sell or otherwise dispose of, or to limit or change any assets, businesses or operations of such Party or its Affiliates.

(B)	Keep the other Parties fully informed of its progress with regard to the satisfaction of the Conditions to be fulfilled by it.

9.	DOCUMENTS TO BE DELIVERED

9.1	Documents to Be Delivered by Seller. At the Closing, subject to the Conditions, Seller shall deliver, or cause to be delivered, to Buyer and SHLX the following (collectively, the “Seller Closing Documents”):

(A)	A duplicate original of the Assignment and Assumption Agreement duly executed by Seller.

(B)	A certificate of a duly authorized representative of Seller certifying that the Conditions in Sections 8.2(A) and 8.2(B) have been satisfied.

(C)	Certificates of officers of Seller with respect to the incumbency and authorization of such officers to enter into and consummate the Transactions.

(D)	Stock certificates representing all of the Shares properly endorsed for transfer to Buyer.

(E)	The Affidavit of Non-Foreign Status in the form of Exhibit B duly executed by an authorized representative of Seller or the transferor for tax purposes.

9.2	Documents to Be Delivered by Buyer or SHLX. At the Closing, subject to the Conditions, Buyer or SHLX, as applicable, shall deliver to Seller each of the following (collectively, the “Buyer Closing Documents”):

(A)	Evidence of the wire transfer to Seller of the Purchase Price.

(B)	A duplicate original of the Assignment and Assumption Agreement duly executed by Buyer.

(C)	A certificate of a duly authorized representative of Buyer and/or SHLX certifying that the Conditions in Sections 8.3(A) and 8.3(B) have been satisfied.

(D)	Certificates of officers of Buyer and of SHLX with respect to the incumbency and authorization of such officers to enter into and consummate the Transactions.

(E)	Evidence of written notice provided by Buyer to Explorer and the current shareholders of Explorer as of the Closing Date that Buyer agrees to assume the obligations of Seller as a “Shareholder” under the Shareholders Agreement as to the Shares.

9.3	Closing Procedure. At Closing, the following shall take place in the following order:

(A)	Seller shall execute and deliver to Buyer and SHLX the Closing Documents.

(B)	Buyer and/or SHLX shall execute and deliver to Seller the Closing Documents.

(C)	Buyer shall pay to Seller the Purchase Price.

9.4	Transfer of Title to Shares. Title to the Shares shall not pass until Seller has confirmed receipt of the wire transfer of the Purchase Price. No Party is obliged to complete the transfer of the Shares unless all those items set out in Section 9.3 are accomplished. This Section shall not prejudice any rights or remedies available to a Party in respect of any default by another Party. Once the items set out in Section 9.3 are accomplished, the Shares shall be conveyed and subject to the conditions and limitations in the Transaction Documents.

10.	TAX MATTERS

10.1	Transfer Tax. The Purchase Price does not include, and Buyer shall pay, any Transfer Tax imposed on the sale and transfer of the Shares.

10.2	No Withholding Tax. Pursuant to Section 5.1(H), Seller represents and warrants to Buyer that Seller, or the applicable transferor for tax purposes, is not a “foreign person” within the meaning of Section 1445 of the Code.

11.	LIMITATIONS; DISCLOSURES, DISCLAIMERS, WAIVERS, AGREEMENTS AND ACKNOWLEDGMENTS

11.1	LIMITATION OF REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE SELLER’S REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING SELLER, THE SHARES, OR THE BUSINESS, ASSETS OR LIABILITIES OF SELLER, EXPLORER OR EPSC. SHLX AND BUYER EACH ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5, SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER AND SHLX HEREBY EACH EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND BUYER AND SHLX EACH HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST ANY SELLER PARTY OR ITS REPRESENTATIVES IN CONNECTION WITH, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO ANY BUYER PARTY AND ITS REPRESENTATIVES BY OR ON BEHALF OF ANY SELLER PARTY OR ANY OF THEIR REPRESENTATIVES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL ACT AS A RELEASE OF ANY ACT OF FRAUD BY A PARTY.

11.2	As Is, Where Is. Except as expressly provided in Article 5, Buyer and SHLX each acknowledges and agrees that the Shares will be acquired in its then “AS IS, WHERE IS” condition and with all faults, with an expressed acceptance and understanding of the disclaimers contained in this Agreement.

11.3	No Reliance. Buyer and SHLX each acknowledges the disclaimer in Section 11.1, and acknowledges and affirms that except for the Seller’s representations and warranties expressly set forth in this Agreement, it has not relied upon any representation, warranty, statement, opinion or information in entering into or carrying out the Transactions and Buyer and SHLX each waives all rights and remedies which but for Section 11.1 would or might have been available to it in respect of such representation, warranty, collateral contract, statement, assurance, opinion or information.

11.4	Independent Investigation. Buyer and SHLX each affirms that it is relying on its own independent investigation, analysis and evaluation of the geological, geological engineering, economic or other interpretations, the costs of and prospects for further development in relation to Explorer and EPSC.

11.5	Projections. Buyer and SHLX each is not relying upon any projections of any Seller Party regarding prospective business activity of Explorer and EPSC.

12.	ADDITIONAL OBLIGATIONS

12.1	Conflict of Interest.

(A)	Prohibition. Neither SHLX nor Buyer nor their respective Affiliates (excluding Seller and any Seller Parties) or its and their directors, officers, employees, and representatives has or shall engage in any of the following activities in connection with the Transactions:

(1)	Given to or received from any Representative of Seller or its Affiliates in connection with this Agreement, either of the following:

(a)	Any gift, entertainment, or other benefit of significant cost or value.

(b)	Any commission, fee or rebate.

(2)	Entered into any business arrangement with any Representative of Seller or its Affiliate (other than as a Representative of Seller or Seller’s Affiliate) without Seller’s prior consent.

(B)	Reporting Violations and Reimbursements. Buyer and SHLX shall each promptly notify Seller of any violation of Section 12.1 or of the occurrence of any event prior to the Effective Date which, if it had occurred after the Effective Date, would constitute a violation of Section 12.1(A). In addition to any other remedies to which Seller may be legally entitled, Buyer and SHLX shall reimburse or issue a credit to Seller equal to the value of the benefit received by or given to the Seller Parties as a consequence of that violation or event, plus all costs incurred by any Seller Party in connection with this Agreement, as well as any future costs such as legal costs.

12.2	Retention of Records and Audit Rights. Buyer and SHLX will maintain true and accurate records in connection with this Agreement for a period of twenty-four months from the Closing Date. Seller may audit relevant records of Buyer Parties for the purpose of determining whether they have complied with Section 12.1.

12.3	Privacy Restrictions. Each Party shall, and shall ensure that its Representatives comply with all Applicable Law which govern the collection, use and disclosure of Personal Information which is collected or used by, or disclosed to, it in connection with this Agreement, and shall comply with applicable privacy laws and all other Applicable Laws in respect thereof. Each Party shall limit, and shall cause its Representatives to limit the use, collection and disclosure of Personal Information, if any, to those purposes that relate to this Agreement and shall otherwise limit disclosure of Personal Information to disclosure required by Applicable Laws. Each Party shall use appropriate security measures to protect the Personal Information against accidental or inappropriate disclosure.

12.4	Insurance Coverage. The Parties acknowledge and agree to all of the following:

(A)	After the Closing, no insurance coverage shall be provided under the Seller’s Insurance Policies with respect to the Shares, the assets of Explorer or any member of the board of directors of Explorer.

(B)	After the Closing, all rights or claims, whether or not known, that may arise under or with respect to the Seller’s Insurance Policies, shall not be transferred or assigned to Buyer or SHLX.

(C)	No claims regarding any matter whatsoever, whether arising from events occurring prior to, at or after the Closing, shall be made against or with respect to the Seller’s Insurance Policy by Buyer, SHLX or their respective successors, assignees, or any Persons or entities subrogated to the rights thereof.

12.5	Survival of Insurance Obligations. Each of the obligations and undertakings set out in this Section shall continue in force after Closing as to Seller, Buyer, SHLX, and all of their respective successors or assigns.

13.	TERMINATION

13.1	Termination of this Agreement. At any time prior to Closing, any Party may terminate this Agreement as follows, and upon termination the Transactions shall be abandoned:

(A)	If Seller is not then in material breach of this Agreement such that it has prevented, or will prevent, the satisfaction of any of the Conditions in Section 8.2, by Seller at its sole option and without liability to Buyer or SHLX and with immediate effect, for any material violation of Section 12.1 or breach of the representation and warranty contained in Section 6.1(J).

(B)	By any Party not responsible for the failure for Closing to occur, if either of the following apply:

(1)	There is a failure of any of the Conditions in Section 8.1.

(2)	The Closing has not occurred prior to or on the Outside Date.

(C)	By express agreement of the Parties.

(D)	By any Party, if another Party has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform: (i) would cause the Conditions in Section 8.1, 8.2, or 8.3 (as applicable) not to be satisfied; and (ii) cannot be cured or, if curable, is not cured prior to the earlier of the twentieth day following notice of such breach or failure to perform is given to the Party in default or the Outside Date; provided, however, that the terminating Party is not then in material breach of this Agreement such that it has prevented, or will prevent, the satisfaction of any of the Conditions in Section 8.1, 8.2, or 8.3 (as applicable).

13.2	Remedies Upon Termination. In addition to any other specific provision in this Agreement, to the extent permitted under applicable law, including the HSR Act, the following apply if this Agreement is terminated:

(A)	If this Agreement is terminated by a Party under Section 13.1, the Parties shall then be released from their respective obligations under this Agreement, except as provided in Section 13.2 and Articles 15 and 16.

(B)	If a Party fails, refuses, or is unable for any reason not permitted by this Agreement to comply with the requirements of Section 8.4, the non-defaulting Party may assert its right to specific performance and pursue any other rights and remedies (including the rights and remedies available as a result of the termination and with respect to breaches of this Agreement prior to the Closing) under this Agreement, at law or in equity.

14.	CLAIMS AND INDEMNITIES

14.1	Intent of Indemnity Provisions. The Parties agree to allocate among them certain risks and responsibility for certain Liabilities as set out below.

14.2	Buyer’s and SHLX’s Assumption of Obligations. On and after the Closing, without limiting Buyer’s and SHLX’s rights to indemnity under Section 14.5, Buyer and SHLX each releases Seller from, and Buyer and SHLX shall jointly and severally assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged), all Assumed Obligations.

14.3	Survival. Except as otherwise provided in this Section 14.3, the Liability of the Parties for any breach of any of their respective representations and warranties or covenants and agreements contained in this Agreement shall survive the Closing. Claims by any Buyer Party under Section 14.5 must be made prior to the first anniversary of the Closing Date unless such Claims arise from Fundamental Representations, in which case such Claims must be made prior to the second anniversary of the Closing Date. Claims by any Buyer Party or Seller Party for a failure to comply with the covenants and agreements of each Party, respectively, contained in this Agreement that, by their nature, are to be performed prior to, at, or after the Closing, may be made prior to the expiration of the applicable statute of limitations. Notwithstanding any contrary provision of this Agreement, any claim made by any Party must be made in a notice delivered to the other Parties (or not at all) on or prior to the expiration of the applicable survival period, if any, of the applicable representation, warranty, covenant or agreement. The Liability of each Party under each of their respective representations, warranties, covenants or agreements shall be of no further force and effect after the applicable date of expiration given in this Agreement.

14.4	Buyer and SHLX Indemnity. Subject to the limitations in this Agreement, if the Closing occurs, Buyer and SHLX shall each release, discharge, and jointly and severally indemnify, defend and hold harmless Seller Parties from and against all Liabilities relating or attributable to any periods whether before or after the Effective Date or whether foreseeable or unforeseeable and in any way arising out of, related to, or connected with any of the following:

(A)	Any breach by Buyer or SHLX of Buyer’s Representations and Warranties.

(B)	Any breach by Buyer or SHLX of their respective covenants or agreements under this Agreement.

(C)	The Assumed Obligations.

(D)	Any Transfer Tax that arise from the purchase of the Shares.

(E)	The ownership and operation of any assets now or previously owned by Explorer and the conduct of its business by Explorer, including any Environmental condition associated with such assets and any remediation, removal, transportation or disposal of any substances from any such assets.

14.5	Seller’s Indemnification With Respect To Certain Items. Subject to the limitations in this Agreement, if the Closing occurs, Seller will indemnify, defend and hold harmless the Buyer Parties from and against all Liabilities, in any way arising out of, related to, or connected with any of the following:

(A)	Any breach by Seller of the Seller’s Representations and Warranties.

(B)	Any breach by Seller of its covenants or agreements under this Agreement.

14.6

Exclusive Remedy. The indemnification remedies in this Section 14 shall, from and after the Closing, constitute the sole and exclusive remedies of the Parties with respect to any and all claims relating to the subject matter of this Agreement, including statutory or other claims arising under Applicable Law. In furtherance of the foregoing, each Party hereby waives and releases from and after the Closing to the fullest extent permitted by Applicable Law, any and all rights, claims, and causes of action, with respect to the subject matter of this Agreement, they may have against another Party, their respective Affiliates and their respective Representatives arising under or based upon any Applicable Law, except pursuant to the indemnification provisions in this Agreement. Except for claims made pursuant to the express indemnification provisions of this Section 14, Buyer and SHLX on behalf of each Buyer Party and Seller on behalf of each Seller Party shall be deemed to have waived, to the fullest extent permitted under Applicable Law, any right of contribution against Seller or any of its Affiliates and any and all rights, claims and causes of action it may have against Seller or any of its Affiliates or Buyer or SHLX or any of their Affiliates, respectively, arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise. Notwithstanding the foregoing, nothing in this Section 14.6 shall prevent any Party from seeking injunctive or equitable relief in pursuit of its indemnification claims under this Section 14 or as otherwise contemplated by this Agreement.

14.7	WAIVER OF CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY NOR ITS RESPECTIVE AFFILIATES SHALL BE LIABLE UNDER THIS AGREEMENT TO ANY INDEMNITEE FOR ANY: (A) PUNITIVE OR EXEMPLARY DAMAGES; OR (B) LOST PROFITS OR CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, EXCEPT IN EACH CASE TO THE EXTENT ANY SUCH LOST PROFITS OR DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST SUCH INDEMNITEE AND TO THE EXTENT SUCH ACTION IS INDEMNIFIABLE UNDER THIS AGREEMENT.

14.8	Defense Of Claims. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(A)	Whenever a Party (“Indemnifying Party”) indemnifies a Party entitled to seek indemnification under this Agreement (“Indemnitee”) against Liabilities, the Indemnifying Party shall defend and hold the Indemnitee harmless against those Liabilities and against all reasonable costs, expenses and fees of any kind (including attorneys’ fees) incurred by the Indemnitee in defending those Liabilities.

(B)	If any Party notifies an Indemnitee of any claim that a Third Party intends to bring or has brought (a “Third Party Claim”) which gives rise to a claim for indemnification against the Indemnifying Party under this Agreement, then the Indemnitee shall promptly, and in any event within thirty Business Days after receiving notice of the Third Party Claim, notify the Indemnifying Party of the Third Party Claim, giving reasonably detailed information concerning the Third Party Claim.

(C)	The Indemnifying Party shall, if requested in writing by the Indemnitee, conduct the defense of the Third Party Claim at its sole cost. An Indemnitee has the right to reasonably object to counsel selected by the Indemnifying Party and propose alternative counsel at the cost of the Indemnifying Party.

(D)	Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 14.8(C) the Indemnitee may defend against the Third Party Claim in any manner it reasonably deems appropriate at the cost of the Indemnifying Party.

(E)	The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed.

(F)	Notwithstanding Section 14.8(D), the Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(G)	If a Third Party Claim is made, each Party shall provide to the other Parties and their authorized employees and its professional advisers all material technical, legal and financial information necessary or conducive to the proper defense of the Third Party Claim. Each Party shall keep all such information confidential and only use the information in connection with the Third Party Claim.

14.9	Direct Claim. Any claim by an Indemnitee on account of Liabilities that does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt notice thereof, but in any event not later than thirty days after the Indemnitee obtains actual knowledge of the events or condition that gave rise to such Direct Claim; provided, however, failure to timely provide such notice shall not affect the right of the Indemnitee to indemnification under this Agreement, except to the extent the Indemnifying Party is prejudiced by such delay or omission. Such notice by the Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of all available material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of damages that have been or may be sustained by the Indemnitee. The Indemnifying Party shall have thirty days within which to respond in writing and to either accept or reject, in whole or in part, such Direct Claim. If the Indemnifying Party does not so respond within such thirty day period, the Indemnifying Party shall be deemed to have rejected such claim, in which event the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

14.10	Other Limitations on Liability.

(A)	GENERAL. THE INDEMNIFICATION, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF APPLICABLE LAW OF OR BY ANY INDEMNITEE, BUT NOT THE FRAUD OR WILLFUL MISCONDUCT OF ANY INDEMNITEE. BUYER, SHLX, AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

(B)	Individual Threshold. Except with respect to Fundamental Representations for which there shall be no individual threshold, Seller shall not be liable for any individual claim for which the amount of damages or other payment to which Buyer or SHLX would otherwise be entitled is less than US$18,900 (excluding interest, costs and expenses).

(C)	Deductible. Except with respect to Fundamental Representations for which there shall be no deductible, Buyer Parties shall not be entitled to indemnity under Section 14.5 for Liabilities with respect to any claim for breach of any representation or warranty of Seller until and unless the aggregate amount of all Liabilities for which the Buyer Parties would be entitled to indemnity under Section 14.5, after giving effect to Section 14.10(B), but for the limitation in this Section 14.10(C) exceeds, and then only to the extent such damages exceed, US$262,416 (subject to the other limitations in this Agreement).

(D)	Indemnity Cap. Notwithstanding any contrary provision in this Agreement, the maximum aggregate liability of Seller shall be limited as follows:

(1)	All claims (other than a claim in respect of the Seller’s Representations and Warranties given in Sections 5.1(A), 5.1(B), 5.1(C)(i), 5.1(C)(iv), 5.1(D) and 5.1(F), collectively the “Fundamental Representations”) shall not exceed an amount equal to eight percent of the Purchase Price.

(2)	All claims shall not exceed an amount equal to the Purchase Price.

(E)	Recovery. If damages suffered by any Indemnitee are recoverable under more than one provision of this Agreement or any other document referred to in this Agreement, such Indemnitee shall only be permitted to recover with respect to any particular damages suffered by it one time. It is the Parties’ intent that once any particular damages have been recovered by a particular Indemnitee under one provision, such damages no longer exist with respect to such Indemnitee and, therefore, recovery by such particular Indemnitee for such same damages under another provision would constitute an unintended and prohibited “double” recovery.

(F)	Notification Obligation. During the Interim Period, each Party shall notify the other Parties promptly after the discovery by the first Party of any fact, circumstance or matter that causes or would cause any representation or warranty of any Party contained this Agreement to be untrue in any material respect on the Closing Date.

(G)	Proceeding to Close. Notwithstanding anything to the contrary contained in this Agreement, if any Party elects to proceed with the Closing with knowledge by such Party of any failure of any Condition to be satisfied in its favor or the breach of any representation, warranty, agreement or covenant by another Party, then the Condition that is unsatisfied or the representation, warranty, agreement or covenant that is breached at the Closing Date shall be deemed waived by such Party, and such Party shall be deemed to fully release and forever discharge the other Parties on account of any and all claims, demands or charges, known or unknown, with respect to such Condition, representation, warranty, agreement or covenant.

15.	CONFIDENTIALITY AND ANNOUNCEMENTS

15.1

Confidentiality. Except as permitted by Section 15.2, each Party shall, from and after the Effective Date for a period of two years, maintain the confidentiality of, and shall not disclose, trade or otherwise divulge, the terms and conditions of this Agreement. Additionally, prior to Closing, each Party shall maintain the confidentiality of, and shall not disclose, trade or otherwise divulge, the terms and conditions of this Agreement or any information or data of a confidential, proprietary or commercially sensitive manner pertaining to any Party, Explorer, the Shares or the assets and business of Explorer provided in connection with the Transactions, whether the information was communicated orally, in writing or in electronic format (the “Confidential

Information”). This confidentiality requirement does not apply to, and the Confidential Information shall not include, information (including the terms and conditions of this Agreement) that:

(A)	Is or becomes generally available to the public, other than as a result of a disclosure by a receiving Party in violation of this Agreement.

(B)	After the Closing Date becomes legally available to a receiving Party from a source other than the other Parties that is free to disclose it to the receiving Party.

(C)	Is requested or required to be disclosed by any Governmental Authority, the requirements of any applicable national securities exchange or required by any Applicable Law, provided that if a Party is required to disclose Confidential Information pursuant to this subsection, such Party will, to the extent legal and practical, prior to making such disclosure, provide to the disclosing Party a reasonable opportunity to seek a protective Order or other appropriate remedy to ensure the continuing confidentiality of such Confidential Information at the disclosing Party’s own cost.

If the Closing does not occur for any reason, then: (a) for a period of two years after the Effective Date, each Party agrees that all Confidential Information shall remain confidential and each Party and any Person to whom a Party has disclosed Confidential Information shall not use the Confidential Information except as permitted by this Agreement; and (b) if requested in writing by Seller, Buyer and SHLX shall promptly return to Seller or destroy all Confidential Information and related materials and information, including any notes, summaries, compilations, analyses or other material derived from the inspection or evaluation of such material and information, without retaining copies. Notwithstanding the foregoing, Confidential Information presented to SHLX’s Board of Directors for the purpose of evaluating the Transactions (“Board Presentations”) may be retained with Buyer’s or SHLX’s Board records, provided such Board Presentations are maintained in accordance with all restrictions, requirements and other terms of this Article 15 until such time as Buyer or SHLX destroys such Board Presentations. In addition, one copy of the Confidential Information may be retained by SHLX with its legal department or document manager solely for the purpose of maintaining a record of the Confidential Information received by Buyer and SHLX or their Representatives, or for other regulatory purposes. Further, Buyer and SHLX are not required to return or delete any Confidential Information on archive servers, server back-up tapes or similar back-up storage media, provided, however that such back-ups are maintained in accordance with all obligations of this Article 15. Any such retained copy must be maintained in accordance with all obligations of this Article 15 and shall not be referred to for any purpose, except as expressly permitted hereunder or to the extent necessary to comply with applicable law or court order or to defend against claims brought pursuant to this Agreement, for so long as such Confidential Information is held.

15.2	Permitted Disclosures. Each Party may disclose the Confidential Information to any of the following parties, provided that such Party remains liable for any violations by such recipients:

(A)	Any Representative or Affiliate of such Party.

(B)	Any bank or financial institution or party providing funding from whom such Party is seeking or obtaining financing in connection with this Agreement.

(C)	To the applicable authority to the extent required by any applicable statute or the requirements of any recognized stock exchange in compliance with its rules and regulations, and the Party required to disclose such Confidential Information shall furnish, and shall ensure that any other required Person disclosing such Confidential Information shall furnish, only that portion of the Confidential Information which, in the reasonable opinion of the Party disclosing the Confidential Information, is required to be disclosed.

(D)	To any Governmental Authority lawfully requesting such information, and the Party required to disclose such Confidential Information shall furnish, and shall ensure that any other required Person disclosing such Confidential Information shall furnish, only that portion of the Confidential Information which, in the reasonable opinion of the Party disclosing the Confidential Information, is required to be disclosed.

(E)	To any court of competent jurisdiction acting in pursuance of its powers.

Each Party shall ensure that all Persons to whom the Confidential Information is disclosed by or on behalf of the receiving Party under this Agreement keep such Confidential Information confidential and do not disclose or divulge the Confidential Information to any unauthorized Person in each case in accordance with this Agreement. Nothing contained in this Agreement shall limit or be construed as limiting the right of any Party to disclose the Tax treatment or Tax structure of the Transactions so that such transaction would be treated as a confidential transaction as described in Treasury Regulation Section 1.6011-4(b)(3).

15.3	Equitable Relief. Each Party acknowledges and agrees that due to the unique nature of the Confidential Information, there may be no adequate remedy under Applicable Laws for any breach of the obligations set out in Section 15, and that any breach of these obligations may result in irreparable harm. Accordingly, each Party agrees that, in addition to any other remedy to which the other Party may be entitled at law or in equity, the enforcing Party shall be entitled to seek an award of injunctive relief (without the posting of any bond and without proof of actual damages) to prevent breaches or threatened breaches of this Section 15 or to compel specific performance of this Section 15. The enforcing Party may seek indemnification from another Party for any loss or harm in connection with any breach or enforcement of its obligations provided in Section 15, or for the unauthorized use or release of Confidential Information. Each Party shall notify the other Parties immediately upon the occurrence of any unauthorized release of Confidential Information or other breach of Section 15.

15.4	Public Announcements. No Party, nor any of their Affiliates or any of their Representatives, shall issue any press release or public statement concerning this Agreement or the Transactions without obtaining the prior approval of the other Party, which will not be unreasonably withheld or delayed, unless such disclosure is either:

(A)	Made to a Governmental Authority having jurisdiction over the business of Explorer in order to facilitate the Transactions.

(B)	Required by Applicable Law or by obligations pursuant to any agreement with any national securities exchange; provided, that the Party intending to make such release shall, to the extent legal and practical, give the other Party prior notice and shall use Reasonable Efforts consistent with such Applicable Law, Order or obligation to consult with the other Parties with respect to the text thereof.

15.5	Continuing Confidentiality Obligations. Notwithstanding the termination of this Agreement, the provisions of this Section 15 shall remain in force and effect and binding upon the Parties until, by their respective terms, they are no longer operative or are limited by an applicable statute of limitations.

16.	GOVERNING LAW AND RESOLUTION OF DISPUTES

16.1	Governing Law. This Agreement is governed by and interpreted under the laws of the State of Delaware, without regard to its choice of law rules.

16.2	Resolution of Disputes. The Parties shall exclusively and finally resolve any dispute between or among them arising out of or relating to this Agreement using direct negotiations and arbitration as set out in this Section 16.

16.3	Direct Negotiations. If a dispute arises, a Party may initiate the resolution process by giving notice setting out in writing and in detail the issues in dispute and the value of the claim to the other Party or Parties. A meeting between or among the Parties, attended by executives who have authority to settle the dispute, must take place within thirty days from the date the notice was sent in an attempt to resolve the dispute through direct negotiations.

16.4	Arbitration. If the dispute is not resolved within sixty days from the date of the meeting between or among the Parties pursuant to Section 16.3, then any Party may cause the dispute to be finally settled by binding arbitration initiated by giving notice to the other Party or Parties. The arbitration shall be conducted in accordance with CPR Rules, except to the extent conflicts between CPR Rules at present in force and the provisions of this Agreement, in which event the provisions of this Agreement prevail. References herein to any arbitration rules or procedures means such rules or procedures as amended from time to time, including any successor rules or procedures, and references herein to CPR Rules include any successor thereto. CPR is the appointing authority. The place of arbitration is New York, New York.

16.5	Arbitration Proceedings. The following provisions shall apply to any arbitration proceedings commenced pursuant to Section 16.4:

(A)	The number of arbitrators shall be one if the monetary value of the dispute is US$5,000,000 (or its currency equivalent) or less. The number of arbitrators shall be three if the monetary value is greater than US$5,000,000 (or its currency equivalent). If only one arbitrator is being used, the Parties will attempt to mutually agree upon the arbitrator and if the Parties are unable to agree upon such arbitrator within thirty days of initiating arbitration, then one shall be selected pursuant to the procedures set forth in the CPR Rules. If three arbitrators are being used, each Party will appoint one arbitrator and the two appointed arbitrators will select the third arbitrator.

(B)	The arbitrator or arbitrators must be fluent in the English language and the language of the arbitral proceeding shall be in English. The arbitrator or arbitrators must remain neutral, impartial and independent regarding the dispute and the Parties. If the number of arbitrators to be appointed is one, that arbitrator or the presiding arbitrator if the arbitrators are three, must be a lawyer experienced in the resolution of disputes with experience relating to the issues in dispute.

(C)	The Parties shall submit true copies of all documents considered relevant with their respective statement of claim or defense and any counterclaim or reply. No Party may compel the other Party or Parties to produce additional documents. However, the arbitrator or arbitrators may decide to require the submission of additional documents limited to specific, narrow and well-defined classes of documents that the arbitrator considers or arbitrators consider necessary for the arbitrator’s or arbitrators’ understanding and resolution of the dispute. The maximum number of witnesses each Party may call to give evidence on its behalf, including by oral testimony, declaration or witness statement, is three witnesses of fact and one expert witness.

(D)	The Parties waive any claim for, and the arbitrator has or arbitrators have no power to award, the damages waived and released under Section 14. The arbitrator has or arbitrators have no authority to appoint or retain expert witnesses for any purpose unless agreed to by the Parties. The arbitrator has or arbitrators have the power to rule on objections concerning jurisdiction, including the existence or validity of this arbitration clause and existence or the validity of this Agreement.

(E)	All arbitration fees and costs shall be borne equally regardless of which Party prevails. Each Party shall bear its own costs of legal representation and witness expenses.

(F)	The arbitrator is or arbitrators are authorized to take any interim measures as the arbitrator considers or arbitrators consider necessary, including the making of interim Orders or awards or partial final awards. An interim Order or award may be enforced in the same manner as a final award using the procedures specified below.

(G)	The arbitrator or arbitrators must render a reasoned award in writing. The award is final and binding.

16.6	Timing. The dispute should be resolved as quickly as possible. The arbitrator’s or arbitrators’ award must be issued within three months from the completion of the hearing, or as soon as possible thereafter.

16.7	Enforceability.

(A)	Except as expressly stated in Section 16.7(B) or except as expressly provided by the Federal Arbitration Act, the Parties waive irrevocably their right to any form of appeal, review or recourse to any court or other judicial authority in respect of any arbitration pursuant to this Section 16 or any decision rendered pursuant thereto.

(B)	Except for proceedings to preserve property pending determination by the arbitrator or arbitrators or to enforce, recognize, or otherwise give full effect to, an award as stated in Section 16.7(C), the mandatory exclusive venue for any judicial proceeding permitted in this Agreement is the court of competent jurisdiction in New York, New York. The Parties consent to the jurisdiction of these courts and waive any defenses they have regarding jurisdiction. Proceedings to confirm an award may be filed as provided in this Section 16.7(B) at any time within one year after the award is made.

(C)	The prevailing Party may seek, in any court having jurisdiction over the Person or assets of the non-prevailing Party, judicial recognition of the award, or Order of enforcement or any other Order or decree that is necessary to give full effect to the award.

16.8	Confidentiality.

(A)	Any dispute and any negotiations and arbitration proceedings between or among the Parties in relation to any dispute shall be confidential and shall not be disclosed to any Third Party.

(B)	Any information, documents or materials produced for the purposes of, or used in, negotiations or arbitration of any dispute shall be confidential and shall not be disclosed to any Third Party.

(C)	Without prejudice to the foregoing, the Parties agree that disclosure may be made:

(1)	In order to enforce any of the provisions of this Agreement, including the Parties’ agreement to arbitrate, any arbitration Order or award and any court judgment.

(2)	To the auditors, legal advisors, financial advisors, insurers and Affiliates of that Party to whom the confidentiality obligations set out in this Agreement shall extend.

(3)	Where that Party is under a legal or regulatory obligation to make such disclosure, but limited to the extent of that legal obligation.

(4)	With the prior written consent of the Parties, as applicable.

(D)	The Parties agree to submit to the jurisdiction of the courts in New York, New York for the purposes of any proceedings to enforce this Section 16.8 and shall prevent any information, documents or materials belonging to a Party from being used or disclosed by that Party for any other purpose.

16.9	Survival. This Section 16, including the confidentiality obligations of the Parties, shall remain in force and effect and binding upon the Parties after termination or completion of this Agreement.

17.	MISCELLANEOUS PROVISIONS

17.1	Expenses. Except as otherwise stated in this Agreement, each Party shall bear its own expenses (including attorney’s fees) incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions.

17.2	Time of Essence. With regard to all dates and time periods in this Agreement, time is of the essence.

17.3	Entire Agreement. The Transaction Documents represent the entire understanding and agreement among the Parties with respect to the subject matter of this Agreement, and any other written or oral agreements, that may have been made or entered into by the Parties or any of their respective Affiliates relating to the Transactions.

17.4	Amendments and Waivers. Any provision of this Agreement may be amended, supplemented, changed or waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of such right, power or remedy, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise any other right, power or remedy.

17.5	Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given when delivered personally or by prepaid overnight courier, with a record of receipt to the Parties at the following addresses (or to such other address as a Party may have specified by notice given to the other Parties pursuant to this provision):

If to Seller, addressed to:

Shell Pipeline Company LP

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002

Attn: Vice President

Email: michele.joy@shell.com

With copy to: Assistant General Counsel-Downstream Americas

Email: nora.brooks@shell.com

Facsimile: (713) 241-6161

If to SHLX and/or Buyer, addressed to:

Shell Midstream Partners, L.P.

c/o Shell Midstream Partners GP LLC, its general partner

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002

Attn: Chief Executive Officer

Email: john.hollowell@shell.com

With a copy to: General Counsel

Email: lori.muratta@shell.com

Facsimile: (713) 241-6161

17.6	Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

17.7	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

17.8	Assignment. No assignment of, or of any rights or obligations under, this Agreement may be made by any Party (by operation of law or otherwise) without the prior consent of the other Parties and any attempted assignment without the required consent shall be void.

17.9	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

17.10	No Third Party Rights. No Third Party has any rights under this Agreement or may enforce any provision in this Agreement.

IMPORTANT NOTICE: THIS AGREEMENT CONTAINS PROVISIONS REGARDING INDEMNITIES AND WARRANTIES THAT EXPRESS THE AGREEMENT OF THE PARTIES CONCERNING CLAIMS ARISING OUT OF THIS AGREEMENT.

The Parties have executed this Agreement in triplicate as evidenced by the following signatures by the authorized representatives of Seller, SHLX, and Buyer:

SELLER:

SHELL PIPELINE COMPANY LP

By:	Shell Pipeline GP LLC, its general
partner

By:	/s/ Michele F. Joy

Name:	Michele F. Joy

Title:	Vice President

[Signature Page 1 to Share Sale and Purchase Agreement]

SHLX:

SHELL MIDSTREAM PARTNERS, L.P.

By:	Shell Midstream Partners GP LLC,
its general partner

By:	/s/ Greg A. Smith

Name:	Greg A. Smith

Title:	Vice President- Operations

BUYER:

SHELL MIDSTREAM OPERATING LLC

By:	/s/ Greg A. Smith

Name:	Greg A. Smith

Title:	Vice President- Operations

[Signature Page 2 to Share Sale and Purchase Agreement]

EXHIBIT A - FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of                      (this “Agreement”) is entered into between SHELL PIPELINE COMPANY LP, a Delaware limited partnership (“Assignor”), and SHELL MIDSTREAM OPERATING LLC, a Delaware limited liability company (“Assignee”).

RECITALS

A.	Assignor as Seller and Assignee as Buyer, along with Shell Midstream Partners, L.P., are parties to that certain Share Sale and Purchase Agreement dated effective July 25, 2016 (“Sale and Purchase Agreement”). Capitalized terms used, and not otherwise defined, in this Agreement shall have the meaning ascribed in the Sale and Purchase Agreement.

B.	In connection with the consummation of the Transactions, Assignor desires to sell, assign, transfer, convey and deliver to Assignee all of its right, title and interest in, to and under the Shares.

C.	Assignee desires to accept such assignment, and in consideration thereof assume all obligations, Liabilities and duties of Assignor that arise out of the Shares prior to, on, and after, the Closing Date.

THE PARTIES HERETO, intending to be legally bound and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1.	OBLIGATIONS

1.1	Assignor hereby irrevocably and unconditionally sells, assigns, transfers, conveys and delivers to Assignee all of its right, title and interest in, to and under the Shares, free and clear of any and all Liens, other than the restrictions (including, without limitation, the transfer restrictions) under the Shareholders Agreement and transfer restrictions imposed pursuant to applicable Securities Laws, and transfers to Assignee all of its obligations, Liabilities and duties that arise out of the Shares, as applicable, prior to, on, and after, the Closing Date, including without limitation all obligations, Liabilities and duties arising under the Shareholders Agreement or the Restated Certificate prior to, on, and after, the Closing Date, excluding any liability for income or similar taxes with respect to dividends paid by Explorer to Seller or Seller’s predecessors in interest.

1.2	Assignee hereby accepts such assignment by Assignor of all of Assignor’s right, title and interest in, to and under the Shares and hereby assumes, and agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged), subject to the terms of the Sale and Purchase Agreement, all of the obligations, Liabilities and duties, known or unknown, foreseeable or unforeseeable, arising from or based upon the Shares.

1.3	This Agreement is deemed to constitute the deed, endorsement, assignment or other instrument of conveyance, transfer or assignment as shall be necessary in order to vest and effect the transfers, assignments and conveyances contemplated hereby.

1.4	Assignor and Assignee agree, from time to time on and after the Closing Date, upon the reasonable request of the other and without further consideration, to do, execute, acknowledge and deliver any and all documents and instruments which may be necessary or desirable to fully or more effectively vest and effectuate the transfers, assignments and conveyances contemplated hereby.

1.5	This Agreement may not be amended or supplemented except by written agreement signed by each party hereto.

1.6	This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

1.7	The provisions of Section 17 of the Sale and Purchase Agreement are incorporated in this Agreement by reference and made a part hereof.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

ASSIGNOR: SHELL PIPELINE COMPANY LP	ASSIGNEE: SHELL MIDSTREAM OPERATING LLC

By:	By:

Name:	Name:

Title:	Title:

END OF EXHIBIT A

EXHIBIT B - AFFIDAVIT OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee, SHELL MIDSTREAM OPERATING LLC, that withholding of tax is not required upon the disposition of a U.S. real property interest by EQUILON ENTERPRISES LLC d/b/a SHELL OIL PRODUCTS US (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

(A)	Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

(B)	Transferor is not a disregarded entity as defined in section 1.1445-2(b)(2)(iii) of the Income Tax Regulations;

(C)	Transferor’s U.S. employer identification number is ; and

(D)	Transferor’s office address is 910 Louisiana, Houston, Texas 77002.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained in this affidavit could be punished by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

EQUILON ENTERPRISES LLC d/b/a SHELL OIL PRODUCTS US

By:

Name:

Title:

END OF EXHIBIT B